Exhibit 10.8

AMENDMENT NO. 1 TO
OFFICE BUILDING LEASE

          This AMENDMENT NO. 1 TO OFFICE BUILDING LEASE (“Amendment”) is made as of this ___ day of August, 2002, by and between MAIN & MAC II, LP, a Delaware limited partnership (“Landlord”), and ALLIANCE BANK, a California banking corporation (“Tenant”), with reference to the facts set forth in the Recitals below.

R E C I T A L S :

          A.          Landlord and Tenant previously entered into that certain undated Office Building Lease entered into on or about December 18, 2001 (the “Lease”), whereby Tenant leases from Landlord those certain premises known as Suites 100 and 175 (the “Premises”), consisting of approximately 8,082 total Rentable Square Feet on the ground floor of that certain building located at 1901 Main Street, Irvine, California (the “Building”).

          B.          The City of Irvine (“City”) will not grant a building permit for the Tenant Improvements for the retail portion of the Premises without a Conditional Use Permit (“CUP”) for the use of such portion of the Premises as a retail bank branch.  Landlord has applied for the CUP.  Pursuant to Paragraph 4(c) of the Lease, Tenant is entitled to terminate the Lease for inability to obtain a building permit for the Tenant Improvements.  However, Tenant desires to waive its right under Paragraph 4(c) to terminate the Lease as provided therein, to be replaced and superseded by the termination rights set forth in Paragraph 8 of this Amendment.

          C.          Notwithstanding the above, the City has granted a separate building permit for the office portion of the Premises.  As a result, Landlord has delivered and Tenant has accepted delivery of the office portion of the Premises prior to delivery of the retail portion of the Premises, subject, however, to the terms of this Amendment.

          D.          Landlord and Tenant desire to amend the Lease to provide for separate delivery by Landlord of the retail and office portions of the Premises.  Furthermore, the parties desire to establish new terms with respect to the allocation of the Allowance, to modify the Lease to provide for separate construction of the retail and office portions of the Tenant Improvements, and to otherwise modify the Lease as provided below.

          E.          Capitalized terms which are not defined in this Amendment shall have the meanings given to them in the Lease.

W I T N E S S E T H:

          NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

          1.          Retail Premises; Office Premises.  As used herein, the “Retail Premises” shall mean the portion of the Premises depicted on Exhibit A attached hereto containing approximately 3,327 Rentable Square Feet (approximately 2,844 usable square feet) as measured by Landlord’s floor area engineer.  The “Office Premises” shall mean the portion of the Premises depicted on Exhibit A containing approximately 4,755 Rentable Square Feet (approximately 4,065 usable square feet) as measured by Landlord’s floor area engineer.  When fully completed, the Premises shall contain an aggregate of 8,082 Rentable Square Feet (6,909 usable square feet), as measured by Landlord’s floor area engineer.

          2.          Building Square Footage; Tenant’s Percentage.  The parties hereby confirm that based upon Landlord’s floor area engineer’s measurement of the Building upon completion, the Building contains an aggregate of 172,259 Rentable Square Feet of area which supersedes the measurement of the Building contained in Section 1(f) of the Lease.  Accordingly, Tenant’s Percentage as set forth in Section 1(h) of the Lease is hereby amended to be 1.9314% as to the Retail Premises and 2.7604% as to the Office Premises, for an aggregate of 4.6918% as to the entire Premises.

          3.          Adjustment to Monthly Base Rent:  Based upon the adjustment to the total Premises square footage described above, Monthly Base Rent as set forth in Section 1(l) of the Lease will be adjusted in accordance with the following, subject to the provisions of Paragraph 7 below:

MONTHS	MONTHLY BASE RENT
1 – 12	$20,609.00
13 – 24	$21,417.30
25 – 36	$21,821.40
37 – 48	$22,225.50
49 – 60	$22,629.60

          4.          Adjustment to Base Year.  Paragraph 1(n) of the Lease is hereby amended to provide that the Base Year for purposes of establishing Tenant’s Expense Allowance as to Operating Expenses, Real Property Taxes and Assessments and Utilities Costs shall be the calendar year 2003.

          5.          Office Commencement Date; Retail Commencement Date; Term.  Notwithstanding anything to the contrary in Paragraph 8 of the Work Letter Agreement, the Term of the Lease as to the Office Premises commenced as of Monday, July 29, 2002, as Tenant accepted possession of the Office Premises and commenced the conduct of business from the Office Premises as of such date.  The Term of the Lease for the Office Premises shall be coterminous with the Term as to the Retail Premises, expiring sixty (60) months from the Retail Premises Commencement Date as provided below in this Paragraph 5; provided, however, that if the Lease is terminated as to the Retail Premises pursuant to Paragraph 8 below, then the Term of the Lease for the Office Premises shall be as specified in such Paragraph 8.

The Term of the Lease as to the Retail Premises will commence on the date (“Retail Premises Commencement Date”) which is the earlier of (i) the date Tenant moves into the Retail Premises to commence operation of its business in all or any portion of the Retail Premises; or (ii) five (5) business days after the Tenant Improvements for the Retail Premises have been “substantially completed” (as defined in Paragraph 8 of the Work Letter Agreement); provided, however, that if substantial completion of the Tenant Improvements for the Retail Premises is delayed as a result of any Tenant Delays described in Paragraph 9 of the Work Letter Agreement, then the Retail Premises Commencement Date as would otherwise have been established pursuant to this paragraph will be accelerated by the number of days of such Tenant Delays.

Landlord and Tenant acknowledge and agree that the terms and conditions of this Paragraph 5 shall be deemed to amend and supersede Paragraph 1(i) of the Lease regarding the Term of the Lease in that the Term for the entire Premises will be for sixty (60) months commencing on the Retail Premises Commencement Date, inclusive of the rental abatement period during months two (2) through four (4) of the Term; provided, however, that if the Lease is terminated as to the Retail Premises pursuant to Paragraph 8 below, then the Term of the Lease for the Office Premises shall be as specified in such Paragraph 8 inclusive of the rental abatement period during months two (2) through four (4) of the Term as to the Office Premises, measured from the date of termination of the Lease as to the Retail Premises.  Furthermore, Paragraph 1(m) of the Lease is hereby amended to reflect Tenant’s payment of Monthly Base Rent for the Office Premises as described in Paragraph 7 below commencing on the Office Commencement Date and continuing until the Retail Premises Commencement Date.  The provisions of this Paragraph 5 shall further supersede and replace all contrary provisions in Paragraph 8 of the Work Letter Agreement concerning the Commencement Date and the date of delivery of possession of the Premises to Tenant.

          6.          Tenant Improvements.  Landlord has completed the Tenant Improvements for the Office Premises and shall complete the Tenant Improvements for the Retail Premises in accordance with the Work Letter Agreement, subject, however, to the following:

                       (a)          One hundred percent (100%) of the Allowance shall be applied exclusively against the cost of the Tenant Improvements for the Office Premises; provided, however, if the cost of the Tenant Improvements for the Office Premises is less than $30.00 per Usable Square Foot of the entire Premises, i.e., less than $207,270.00, the unused portion of the Allowance shall be applied to and credited against the cost of the Tenant Improvements for the Retail Premises, which cost shall otherwise be borne by Tenant as set forth below.  If the cost of the Tenant Improvements for the Office Premises exceeds $207,270.00, Tenant shall pay the amount of such excess to Landlord within five (5) business days after final reconciliation of all Tenant Improvement costs for the Office Premises.

Except as provided above in the case any of the Allowance remains after completion of the Office Premises, the cost of the Tenant Improvements for the Retail Premises shall be borne solely by Tenant and shall be due and payable by Tenant to Landlord within five (5) days after Landlord notifies Tenant that the City has approved the CUP and the building permit for the Tenant Improvements for the Retail Space has been issued.  The costs of the Tenant Improvements for the Retail Premises shall be set forth in a Work Cost Statement for the Retail Premises.  Landlord shall have no obligation to commence construction of the Tenant Improvements for the Retail Premises unless and until Landlord shall have received the amount of such costs from Tenant.

                       (b)          From and after the date hereof, (i) all references in Paragraph 8(c) of the Work Letter to “the Premises” shall mean and refer to the Retail Premises only; Landlord having delivered possession of the Office Premises to Tenant effective as of July 29, 2002 and Tenant having accepted such possession, and (ii) all references in Paragraph 8(c) of the Work Letter to the “Projected Commencement Date” shall mean and refer to the “Estimated Retail Premises Delivery Date” described below, provided the provisions of Paragraph 8(c) of the Work Letter shall apply only to delays in the delivery of the Retail Premises for reasons other than delays in obtaining City approval of the CUP and the issuance of the building permit for the Tenant Improvements for the Retail Premises, both of which events are covered in Paragraph 8 below.

Pending City approval of the CUP and the issuance of the building permit for the Tenant Improvements for the Retail Premises, subject to Tenant Delays and Force Majeure Delays, Landlord shall use commercially reasonable best efforts to commence and complete the Tenant Improvements for the Retail Space within forty five (45) days after the date the CUP is approved and the building permit for the Tenant Improvements for the Retail

Space has been issued (the “CUP Date”).  The parties estimate that the delivery date for the Retail Premises shall be on or about November 30, 2002 (the “Estimated Retail Premises Delivery Date”).

          7.          Monthly Base Rent.  Subject to the rental abatement provisions of Subparagraph 1(l) and Subparagraph 1(m) of the Basic Lease Terms section of the Lease, commencing as of the Office Commencement Date as defined above and continuing until the date the Retail Premises are delivered to Tenant (“Retail Premises Delivery Date”), Tenant shall pay as Monthly Base Rent for the Office Premises, 58.84% of the Monthly Base Rent payable for the entire Premises, i.e., initially, $12,125.25 per month as Monthly Base Rent for the Office Premises.  Except as otherwise set forth in subparagraph 1(l) of the Basic Lease Terms section of the Lease, commencing as of the Retail Premises Commencement Date, and continuing for the remainder of the Term, Tenant shall pay 100% of the Monthly Base Rent for the entire Premises in accordance with the schedule set forth in Paragraph 3 above (i.e., Tenant’s abated rent shall not commence until Tenant commences the payment of full rent from and after the Retail Premises Commencement Date; provided, however, that if the Lease is terminated as to the Retail Premises pursuant to Paragraph 8 below, then Tenant’s abated rent as to the Office Premises shall be for months two (2) through four (4) of the Term as to the Office Premises, measured from the date of termination of the Lease as to the Retail Premises).

          8.          Tenant’s Termination Rights.  The second paragraph of subparagraph 4 (c) of the Lease is hereby deleted.  Notwithstanding Tenant’s acceptance of possession of the Office Premises, Tenant shall have the right to terminate the Lease as to the Retail Premises only or as to both the Retail Premises and the Office Premises in accordance with the following:

                       (a)          If the CUP Date has not occurred as of the close of business on September 3, 2002 (the “Projected CUP Date”), Landlord shall notify Tenant and shall provide Tenant in such notice with a revised “Projected CUP Date” (the “New Projected CUP Date”).  Upon receipt of such notice from Landlord, Tenant shall have the right, by written notice to Landlord given within ten (10) business days after Tenant’s receipt of Landlord’s notice of the New Projected CUP Date, to either (i) accept the New Projected CUP Date and keep the Lease in effect as to both the Retail Premises and the Office Premises, subject to the terms hereof, or (ii) terminate the Lease.  If Tenant delivers written notice of its election to terminate the Lease, the Lease shall terminate with respect to the Retail Space effective immediately upon Landlord’s receipt of Tenant’s termination notice, but shall remain in effect with respect to the Office Space for a minimum period of six (6) months after Landlord’s receipt of Tenant’s termination notice.  In such event, from and after Landlord’s receipt of Tenant’s termination notice, neither Landlord nor Tenant shall have any further rights or obligations as to the Retail Premises, but Tenant shall remain in possession of the Office Premises upon all of the terms of the Lease as amended hereby for such additional minimum six (6) month period, provided that Rent and other charges under the Lease shall continue to be prorated as to the Office Premises during such minimum six (6) month period of Tenant’s continued occupancy of the Office Premises.  Upon the expiration of such six (6) month period, Tenant shall surrender possession of the Office Premises and the Lease shall terminate in full and be of no further force or effect; provided, however, that Tenant may, upon written notice delivered to Landlord within sixty (60) days after delivery of Tenant’s initial termination notice, elect to extend the Term of the Lease with respect to the Office Premises only for either (A) an additional temporary period not to exceed an additional six (6) months as specified by Tenant in such notice, or (B) the remainder of the Term of the Lease measured from the Office Premises Commencement Date.  If Landlord has not received notice of termination from Tenant within ten (10) business days after Landlord’s delivery of the New Projected CUP Date notice, Tenant shall be deemed to have waived Tenant’s termination right under this subparagraph (a), in which case the Lease as amended hereby will continue in full force and effect, subject to the terms below.  If within sixty (60) days after delivery of Tenant’s initial termination notice Tenant does not deliver a notice to Landlord of its election to either continue to lease the Office Premises as provided in subparagraphs (A) or (B) above, Tenant shall be deemed to have elected that the Lease shall terminate as to the Office Premises effective as of the expiration of the initial six (6) month period following Tenant’s delivery of notice of termination to Landlord.

                       (b)          If the CUP Date has not occurred by the New Projected CUP Date, then Landlord shall again notify Tenant and upon receipt of such notice from Landlord, Tenant shall again have the right, by written notice to Landlord given within ten (10) business days after Tenant’s receipt of Landlord’s notice, to either (i) continue to keep the Lease in effect as to both the Retail Premises and the Office Premises, subject to the terms hereof, until Landlord shall obtain the CUP or either party terminates the Lease as provided in subparagraph (c) below, or (ii) terminate the Lease.  If Tenant delivers written notice of its election to terminate the Lease, the Lease shall terminate with respect to the Retail Space effective immediately upon Landlord’s receipt of Tenant’s termination notice, but shall remain in effect with respect to the Office Space for a minimum period of six (6) months after Landlord’s receipt of Tenant’s termination notice.  In such event, from and after Landlord’s receipt of Tenant’s termination notice, neither Landlord nor Tenant shall have any further rights or obligations as to the Retail Premises, but Tenant shall remain in possession of the Office Premises upon all of the terms of the Lease as amended hereby for such additional minimum six (6) month period, provided that Rent and other charges under the Lease shall continue to be prorated as to the Office Premises during such minimum six (6) month period of Tenant’s continued occupancy of the Office Premises.  Upon the expiration of such six (6) month period, Tenant shall surrender possession of the Office Premises and the Lease shall terminate in full and be of no further force or effect; provided, however, that Tenant may, upon written notice delivered to Landlord within sixty (60) days after delivery of Tenant’s termination notice, elect to extend the Term of the Lease with respect to the Office Premises only for either (A) an additional temporary period not to exceed an additional six (6) months as specified by Tenant in such notice, or (B) the remainder of the Term of the Lease measured from the Office Premises Commencement Date.  If Landlord has not received notice of termination from Tenant within ten (10) business days after Landlord notifies Tenant that it did not receive the CUP by the New Projected CUP Date, Tenant shall be deemed to have waived Tenant’s termination right under this subparagraph (b), in which case the Lease as amended hereby will continue in full force and effect, subject to the terms below.  If within sixty (60) days after delivery of Tenant’s initial termination notice Tenant does not deliver a notice to Landlord of its election to either continue to lease the Office Premises as provided in subparagraphs (A) or (B) above, Tenant shall be deemed to have elected that the Lease shall terminate as to the Office Premises effective as of the expiration of the initial six (6) month period following Tenant’s delivery of notice of termination to Landlord.

                    (c)          If at any time prior to receipt of the CUP, Landlord shall determine that it shall not be able to obtain the CUP at all, Landlord shall provide written notice to Tenant and the Lease shall terminate with respect to the Retail Space effective immediately upon Landlord’s delivery of such notice to Tenant, but shall remain in effect with respect to the Office Space for a minimum period of six (6) months after Landlord’s delivery of such notice.  In such event, from and after delivery of such notice to Tenant, neither Landlord nor Tenant shall have any further rights or obligations as to the Retail Premises except as provided in Paragraph 8(d) below, but Tenant shall remain in possession of the Office Premises upon all of the terms of the Lease as amended hereby for such additional minimum six (6) month period, provided that Rent and other charges under the Lease shall continue to be prorated as to the Office Premises during such minimum six (6) month period of Tenant’s continued occupancy of the Office Premises.  Upon the expiration of such six (6) month period, Tenant shall surrender possession of the Office Premises and the Lease shall terminate in full and be of no further force or effect; provided, however, that Tenant may, upon written notice delivered to Landlord within sixty (60) days after receipt of Landlord’s termination notice, elect to extend the Term of the Lease with respect to the Office Premises only either (A) for an additional temporary period not to exceed an additional six (6) months as specified by Tenant in such notice, or (B) until July 29, 2007.  If within sixty (60) days after delivery of Landlord’s initial termination notice, Tenant does not deliver a notice to Landlord of its election to either continue to lease the Office Premises as provided in subparagraphs (A) or (B) above, Tenant shall be deemed to have elected that the Lease shall terminate as to the Office Premises effective as of the expiration of the six (6) month period after Landlord delivers its notice of termination to Tenant.

                    (d)          In the event of any termination of the Lease as to the Retail Premises, and upon Landlord’s receipt of contracts, invoices, receipts and other backup documentation reasonably requested by Landlord, Landlord shall reimburse Tenant for all costs reasonably and actually incurred by Tenant and documented in connection with the build out of the Office Premises, Tenant’s anticipated occupancy of the Retail Premises and termination of the Lease and move from the Premises including, without limitation, excess tenant improvement costs, the costs of custom furniture and equipment not usable at Tenant’s replacement premises and moving costs (collectively, “Reimbursement Costs”), up to a maximum of Sixty Thousand Dollars ($60,000.00).  Tenant agrees that Tenant’s rights to terminate the Lease as to the Retail Premises or as to both the Retail Premises and the Office Premises, together with reimbursement by Landlord of Tenant’s Reimbursement Costs (not to exceed Sixty Thousand Dollars ($60,000.00)) shall constitute Tenant’s sole and exclusive remedy for any delay and/or inability by Landlord to deliver the Retail Premises to Tenant and any resultant termination of the Lease as to the Retail Premises or as to both the Retail Premises and the Office Premises in connection therewith.  In the event of any early termination of the Lease as to the Retail Premises or as to both the Retail Premises and the Office Premises, in no event shall Landlord be obligated to return to Tenant any rent, additional rent or other charges of any kind paid by Tenant with respect to Tenant’s occupancy of the Office Premises through to the date of termination of the Lease as to the Office Premises.

                    (e)          If Tenant elects to continue in occupancy of the Office Premises for the remainder of the Term of the Lease, then effective upon the commencement of the first month following such election, Tenant’s obligation to pay Monthly Base Rent for the Office Premises shall abate for three months as a pro ration of the 3 months of abated rent for the entire Premises provided in Section 1(l) of the Lease.  Such rent abatement shall satisfy Tenant’s right to rent abatement contained in Section 1(l) of the Lease.

          9.          Parking.  For any period of time during which Tenant is leasing only the Office Premises, Tenant’s employee parking rights set forth in Section 1(s) of the Lease shall be modified such that Tenant shall receive a pro rata allocation of the non-exclusive parking spaces to be provided to Tenant for the entire Premises and Tenant shall no longer have the right to the use of any parking spaces allocated to Tenant with respect to the Retail Premises (including, without limitation, the 3 ATM parking spaces to be provided for the Retail Premises); i.e., Tenant shall be entitled to the use of up to nineteen (19), but no less than twelve (12), unreserved employee parking spaces for the Office Premises throughout the Term of its occupancy of the Office Premises only in accordance with and subject to all of the terms and conditions of the Lease regarding parking, as modified by this Amendment.  For any period of time during which Tenant is leasing only the Office Premises, Tenant shall pay monthly rental for not less than twelve (12) unreserved parking spaces, whether or not Tenant actually uses all such spaces.  If and when Tenant takes occupancy of the Retail Premises, Tenant’s parking rights (including, without limitation, the 3 ATM parking spaces to be provided for the Retail Premises) shall revert to as provided in Section 1(s) of the Lease.

          10.          No Other Modifications.  Paragraph 44 of the Lease is hereby deleted.  Except as modified in this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same Amendment.  To the extent of a conflict between the terms of the Lease and this Amendment, this Amendment shall prevail.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

MAIN & MAC II, LP,	ALLIANCE BANK,
a Delaware limited partnership	a California banking corporation

By: KNMM II, LLC,	By:
a Delaware limited liability company
Print Name:
By: KDC-OC II, LLC,
a Delaware limited liability company	Its:

By: KOLL DEVELOPMENT COMPANY, LLC,
a Delaware limited liability company
Its: Member
By:

Name:

Title: